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This agreement is dated the _____ of July, 1996 and amends that certain agreement signed on the 19th of April, 1996 between Royal Silver Mines, Inc.(Royal), a Utah corporation and Placer Mining corporation (Placer), a Nevada corporation and entitled "Option to Joint Venture."

In that, Royal and Placer entered into the above agreement in contemplation of signing a Joint Venture agreement between the parties; and

In that, Royal and Placer agreed to a option and due diligence period of 90 days to commence on April 19, 1996 and end on July
22, 1996 such that Royal could ascertain title to mining claims, analyze geological and engineering data, and conduct an environmental review of the project; and

In that, Royal has been unable to fully accomplish the necessary due diligence which Royal management believes the company must accomplish to faithfully enter the contemplated Joint Venture, and

In that, Royal previously paid Placer the sum of $50,000 and 100,000 shares of Royal common stock as consideration for this option and due diligence period, and

In that, Royal and Placer both agree that it is in the best interest of both parties to continue to pursue the contemplated
Joint Venture,

Therefore, the option to Joint Venture agreement is modified to
provide an additional            days for Royal to conduct its
due diligence, such period to commence immediately upon signing of this amendment and to end at midnight on _________________, 1996. All other terms of the Option to Joint Venture agreement will remain the same.

By signing below, both parties acknowledge that past consideration exchanged and the continuing possibility of a future business relationship are adequate consideration for this amendment.

IN WITNESS HEREOF, each of the parties has executed this Agreement as of the day and year first written above.


ROYAL SILVER, MINES, INC.          PLACER MINING CORP.



BY: ___________________________    BY: __________________________
    Its President                      Its President